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                               AG ASSOCIATES, INC.

                                  EXHIBIT 11.01
              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
                      (in thousands, except per share data)

                                                     Three Months Ended December 31,
                                                     -------------------------------
                                                          1996            1995
                                                        -------          -------
Weighted average common shares outstanding
  during the period                                       5,948            5,843
Common share equivalents                                      0              362
                                                        -------          -------
Total                                                     5,948            6,205
                                                        =======          =======
Net income (loss)                                       ($1,295)         $ 2,384
                                                        =======          =======
Net income (loss) per share                             ($ 0.22)         $  0.38
                                                        =======          =======


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